Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the “Merger Agreement”), dated as of September 16, 2013, is made and entered into by and between PIKE ELECTRIC CORPORATION, a Delaware corporation (“Pike (Delaware)”), and PIKE CORPORATION, a North Carolina corporation (“Pike (North Carolina)”). Pike (Delaware) and Pike (North Carolina) are hereinafter sometimes collectively referred to as the “Constituent Corporations.”

WITNESSETH:

WHEREAS, Pike (Delaware) is the sole shareholder of Pike (North Carolina); and

WHEREAS, Pike (Delaware), as the sole shareholder of Pike (North Carolina), desires to effect a merger of Pike (Delaware) with and into Pike (North Carolina) pursuant to the provisions of the General Corporation Law of the State of Delaware (the “DGCL”) and the North Carolina Business Corporation Act (the “NCBCA”); and

WHEREAS, the respective Boards of Directors of Pike (Delaware) and Pike (North Carolina) have determined that it is advisable and in the best interest of each of such corporations, the stockholders of Pike (Delaware) and the sole shareholder of Pike (North Carolina) that Pike (Delaware) merge with and into Pike (North Carolina) upon the terms and subject to the conditions set forth in this Merger Agreement; and

WHEREAS, the Board of Directors of Pike (Delaware) has, by resolution duly adopted, approved this Merger Agreement and directed that this Merger Agreement be executed by the undersigned officer and that this Merger Agreement be submitted to the stockholders of Pike (Delaware) for their consideration and adoption; and

WHEREAS, the Board of Directors of Pike (North Carolina) has, by resolution duly adopted, approved this Merger Agreement and directed that this Merger Agreement be executed by the undersigned officer and that this Merger Agreement be submitted to the sole shareholder of Pike (North Carolina) for its consideration and adoption; and

WHEREAS, Pike (Delaware), in its capacity as the sole shareholder of Pike (North Carolina), has adopted this Merger Agreement; and

WHEREAS, it is the express intention of the Constituent Corporations that: (i) this Merger Agreement, and the adoption of resolutions by the appropriate persons on behalf of each of the Constituent Corporations authorizing and approving the merger of Pike (Delaware) with and into Pike (North Carolina), constitute a plan of reorganization for purposes of Sections 368(a), 354(a) and 361(a) of the Internal Revenue Code of 1986, as amended (the “Tax Code”), and corresponding provisions of applicable state laws (and successor provisions); and (ii) the merger of Pike (Delaware) with and into Pike (North Carolina) pursuant to this Merger Agreement is to be treated as a reorganization pursuant to Section 368(a)(1)(F) of the Tax Code and corresponding provisions of applicable state laws (and successor provisions);

NOW, THEREFORE, in consideration of the mutual covenants, agreements and provisions herein contained, the parties agree that Pike (Delaware) shall be merged with and into Pike (North Carolina) and that the terms and conditions of the merger, the mode of carrying the merger into effect, the manner of converting the shares of the Constituent Corporations and certain other provisions relating to the merger shall be as set forth in this Merger Agreement:

ARTICLE I

THE MERGER

SECTION 1.01. Surviving Corporation. Subject to the terms and provisions of this Merger Agreement, and in accordance with the applicable Sections of the DGCL and the NCBCA, at the Effective Date and Time (as defined in Section 1.07 of this Merger Agreement), Pike (Delaware) shall be merged with and into Pike (North Carolina) (the “Merger”). Pike (North Carolina) shall be the surviving corporation (hereinafter sometimes called the “Surviving Corporation”) of the Merger and shall continue its corporate existence under the laws of the State of North Carolina. At the Effective Date and Time, the separate corporate existence of Pike (Delaware) shall cease.

SECTION 1.02. Effects of the Merger. At the Effective Date and Time, the Merger shall have the effects provided for in this Merger Agreement and in Section 55-11-06 of the NCBCA and Section 259 of the DGCL.

SECTION 1.03. Articles of Incorporation. As of the Effective Date and Time, the Articles of Incorporation of Pike (North Carolina), as in effect immediately prior to the Effective Date and Time, shall be amended and superseded in their entirety by the Amended and Restated Articles of Incorporation attached hereto as Annex I, which Amended and Restated Articles of Incorporation shall become, at the Effective Date and Time, the articles of incorporation of the Surviving Corporation until thereafter duly amended in accordance with the provisions thereof and applicable law.

SECTION 1.04. Bylaws. As of the Effective Date and Time, the Bylaws of Pike (North Carolina), as in effect immediately prior to the Effective Date and Time, shall be amended and superseded in their entirety by the Amended and Restated Bylaws attached hereto as Annex II, which Amended and Restated Bylaws shall become, at the Effective Date and Time, the bylaws of the Surviving Corporation until thereafter duly amended in accordance with the provisions thereof, the articles of incorporation of the Surviving Corporation and applicable law.

SECTION 1.05. Directors of the Surviving Corporation. At and after the Effective Date and Time and until changed in the manner provided in the bylaws of the Surviving Corporation or as otherwise provided by the articles of incorporation of the Surviving Corporation or applicable law, the number of directors of the Surviving Corporation shall be the number of directors of Pike (Delaware) immediately prior to the Effective Date and Time. At the Effective Date and Time, each individual who is a director of Pike (Delaware) immediately prior to the Effective Date and Time shall become a director of the Surviving Corporation and each such individual shall serve as a director of the Surviving Corporation for the balance of the term for which such individual was elected a director of Pike (Delaware) and until his or her successor is duly elected and qualified in the manner provided in the bylaws of the Surviving Corporation or as otherwise provided by the articles of incorporation of the Surviving Corporation or applicable law or until his or her earlier death, resignation or removal in the manner provided in the bylaws of the Surviving Corporation or as otherwise provided by the articles of incorporation of the Surviving Corporation or applicable law.

SECTION 1.06. Officers of the Surviving Corporation. At the Effective Date and Time, each individual who is an officer of Pike (Delaware) immediately prior to the Effective Date and Time shall become an officer of the Surviving Corporation, with each such individual to hold the same office in the Surviving Corporation, in accordance with the bylaws of the Surviving Corporation, as he or she held in Pike (Delaware) immediately prior to the Effective Date and Time.

SECTION 1.07. Effective Date and Time. The Merger shall become effective in accordance with the provisions of Section 55-11-07 of the NCBCA and Sections 252 and 103 of the DGCL, upon the later to occur of: (a) the filing of articles of merger with the Secretary of State of the State of North Carolina; and (b) the filing of a certificate of merger with the Secretary of State of the State of Delaware. The date and time when the Merger shall become effective is referred to in this Merger Agreement as the “Effective Date and Time.”

SECTION 1.08. Additional Actions. If, at any time after the Effective Date and Time, the Surviving Corporation shall consider or be advised that any further conveyances, assignments, transfers, deeds or other instruments or further acts are necessary or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, title to and the possession of any property or right of Pike (Delaware) acquired or to be acquired by reason of, or as a result of, the Merger, or (b) otherwise to carry out the purposes of this Merger Agreement, Pike (Delaware) and its proper officers and directors shall be deemed to have granted hereby to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such further conveyances, assignments, transfers, deeds and other instruments and to do all such further acts as are necessary and proper to vest, perfect or confirm title to and the possession of such property or right in the Surviving Corporation and otherwise to carry out the purposes of this Merger Agreement; and the proper officers and directors of the Surviving Corporation are hereby fully authorized in the name of Pike (Delaware) or otherwise to take any and all such actions as contemplated by this Section 1.08.

ARTICLE II

MANNER, BASIS AND EFFECT OF CONVERTING SHARES

SECTION 2.01. Conversion of Shares. At the Effective Date and Time:

(a) Each share of common stock, par value $0.001 per share (the “Pike (Delaware) Shares”), of Pike (Delaware) issued and outstanding immediately prior to the Effective Date and Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one fully paid and non-assessable Common Share, par value $0.001 per share (the “Pike (North Carolina) Common Shares”), of Pike (North Carolina);

(b) Each Pike (Delaware) Share held in the treasury of Pike (Delaware) immediately prior to the Effective Date and Time shall, by virtue of the Merger and without any action on the part of Pike (Delaware), be cancelled and retired and shall cease to exist, and shall not be converted into shares or other securities of the Surviving Corporation or the right to receive cash or any other property or rights; and

(c) Each Pike (North Carolina) Common Share, issued and outstanding immediately prior to the Effective Date and Time shall, by virtue of the Merger and without any action on the part of Pike (Delaware), be cancelled and retired and shall cease to exist, and shall not be converted into shares or other securities of the Surviving Corporation or the right to receive cash or any other property or rights.

SECTION 2.02. Effect of Conversion.

(a) At and after the Effective Date and Time, each share certificate which immediately prior to the Effective Date and Time represented outstanding Pike (Delaware) Shares (a “Delaware Certificate”) shall be deemed for all purposes to evidence ownership of, and to represent, the number of Pike (North Carolina) Common Shares into which the Pike (Delaware) Shares represented by such Delaware Certificate immediately prior to the Effective Date and Time have been converted pursuant to Section 2.01 of this Merger Agreement. The registered holder of any Delaware Certificate outstanding immediately prior to the Effective Date and Time, as such holder appears in the books and records of Pike (Delaware), or of the transfer agent in respect of the Pike (Delaware) Shares, immediately prior to the

Effective Date and Time, shall, until such Delaware Certificate is surrendered for transfer or exchange, have and be entitled to exercise any voting and other rights with respect to and to receive any dividends or other distributions on the Pike (North Carolina) Common Shares into which the Pike (Delaware) Shares represented by any such Delaware Certificate have been converted pursuant to Section 2.01 of this Merger Agreement.

(b) Each holder of a Delaware Certificate shall, upon the surrender of such Delaware Certificate to Pike (North Carolina), or the transfer agent in respect of the Pike (North Carolina) Common Shares, for cancellation after the Effective Date and Time, be entitled to receive from Pike (North Carolina), or the transfer agent in respect of the Pike (North Carolina) Common Shares, a certificate (a “North Carolina Certificate”) representing the number of Pike (North Carolina) Common Shares into which the Pike (Delaware) Shares represented by such Delaware Certificate have been converted pursuant to Section 2.01 of this Merger Agreement. If any such North Carolina Certificate is to be issued in a name other than that in which the Delaware Certificate surrendered for exchange is registered, such exchange shall be conditioned upon (i) the Delaware Certificate so surrendered being properly endorsed or otherwise in proper form for transfer and (ii) the person requesting such exchange either paying any transfer or other taxes required by reason of the issuance of the North Carolina Certificate in a name other than that of the registered holder of the Delaware Certificate surrendered, or establishing to the satisfaction of Pike (North Carolina), or the transfer agent in respect of the Pike (North Carolina) Common Shares, that such tax has been paid or is not applicable.

(c) Where no Delaware Certificate has been issued in the name of a holder of Pike (Delaware) Shares, a “book entry” (i.e., a computerized or manual entry) shall be made in the shareholder records of Pike (North Carolina) to evidence the issuance to such holder of an equal number of Pike (North Carolina) Common Shares.

SECTION 2.03. Equity Plans.

(a) As of the Effective Date and Time, Pike (North Carolina) hereby assumes each of: (i) the 2002 Stock Option Plan A (“Option Plan A”); (ii) the 2002 Stock Option Plan B (“Option Plan B”); (iii) the 2005 Omnibus Incentive Compensation Plan (the “2005 Plan”); (iv) the 2008 Omnibus Incentive Compensation Plan, as Amended and Restated Effective November 3, 2011 (the “2008 Plan”); and (v) the Employee Stock Purchase Plan (the “ESPP”) (collectively, the “Equity Plans”). Pike (North Carolina) shall perform all of Pike (Delaware)’s outstanding obligations under the Equity Plans and any related award agreements upon the same terms and subject to the same conditions as set forth in the Equity Plans and related award agreements as in effect at the Effective Date and Time. The Surviving Corporation shall reserve for purposes of the Equity Plans a number of Pike (North Carolina) Common Shares equal to the number of Pike (Delaware) Shares reserved by Pike (Delaware) for issuance under the Equity Plans as of the Effective Date and Time.

(b) Each outstanding option under Option Plan A, Option Plan B, the 2005 Plan and the 2008 Plan shall, by virtue of the Merger and without any action of the part of the holder of such option, be converted into and become an option to purchase the same number of Pike (North Carolina) Common Shares at the same option price per share and upon the same terms and subject to the same conditions as set forth in the applicable plan and any related award agreement as in effect at the Effective Date and Time.

(c) Pike (North Carolina) Common Shares shall become issuable upon the vesting of restricted shares and awards of the restricted stock units granted under the 2005 Plan and the 2008 Plan or the purchase of shares under the ESPP, as applicable, by virtue of the Merger and without any action on the part of the holder of any such restricted share, restricted stock unit or share, upon the same terms and subject to the same conditions as set forth in the applicable plan and any related award agreement as in effect at the Effective Date and Time.

SECTION 2.04. Other Employee Benefit Plans and Arrangements. Pike (North Carolina) shall assume each of Pike (Delaware)’s other employee benefit plans and arrangements and the obligations of Pike (Delaware) thereunder upon the same terms and subject to the same conditions as set forth in such plans and arrangements as in effect at the Effective Date and Time.

ARTICLE III

ADOPTION; AMENDMENT; TERMINATION; MISCELLANEOUS

SECTION 3.01. Adoption by Stockholders of Pike (Delaware). This Merger Agreement shall be submitted to the stockholders of Pike (Delaware) for their consideration and adoption at a meeting of such stockholders in accordance with the provisions of Section 252 of the DGCL and Section 55-11-03 of the NCBCA.

SECTION 3.02. Amendment. Subject to applicable law, this Merger Agreement may be amended, modified or supplemented by written agreement of the Constituent Corporations, after authorization of such action by the Boards of Directors of the Constituent Corporations, at any time prior to the filing of articles of merger or a certificate of merger, as contemplated by Section 1.07 of this Merger Agreement, with the Secretary of State of the State of North Carolina and with the Secretary of State of the State of Delaware, respectively, except that after the adoption of this Merger Agreement by the stockholders of Pike (Delaware) contemplated by Section 3.01 of this Merger Agreement, there shall be no amendments to this Merger Agreement that would: (a) alter or change the amount or kind of shares or other property or rights to be received by the holders of any class or series of shares of either of the Constituent Corporations in the Merger; (b) alter or change any term of the Amended and Restated Articles of Incorporation or the Amended and Restated Bylaws of Pike (North Carolina) to be effected by the Merger; or (c) alter or change any of the terms and conditions of this Merger Agreement if such alteration or change would adversely affect the holders of any class or series of shares of either of the Constituent Corporations.

SECTION 3.03. Termination and Abandonment. At any time prior to the filing of articles of merger or a certificate of merger, as contemplated by Section 1.07 of this Merger Agreement, with the Secretary of State of the State of North Carolina and with the Secretary of State of the State of Delaware, respectively, this Merger Agreement may be terminated and the Merger may be abandoned by the Board of Directors of either Pike (North Carolina) or Pike (Delaware), or both, notwithstanding adoption of this Merger Agreement by the stockholders of Pike (Delaware) or the sole shareholder of Pike (North Carolina).

SECTION 3.04. Counterparts. This Merger Agreement may be executed in one or more counterparts, each of which shall be deemed to be a duplicate original, but all of which, taken together, shall be deemed to constitute a single instrument.

SECTION 3.05. Designated Agent in Delaware. The Surviving Corporation agrees that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of Pike (Delaware), as well as for enforcement of any obligation of the Surviving Corporation arising from the Merger, and the Surviving Corporation irrevocably appoints the Secretary of State of the State of Delaware as the Surviving Corporation’s agent to accept service of process in any such suit or other proceeding; a copy of such process shall be mailed by the Secretary of State of the State of Delaware to:

Pike Corporation

Attn: Corporate Secretary

100 Pike Way, PO Box 868

Mount Airy, North Carolina 27030

IN WITNESS WHEREOF, Pike (Delaware) and Pike (North Carolina) have caused this Merger Agreement to be signed by their respective duly authorized officer as of the date first written above.

PIKE ELECTRIC CORPORATION, a Delaware corporation

By:	/s/ J. Eric Pike
Name:	J. Eric Pike
Title:	Chairman, CEO & President

PIKE CORPORATION, a North Carolina corporation

By:	/s/ J. Eric Pike
Name:	J. Eric Pike
Title:	Chairman, CEO & President